SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                June 5, 2002
                Date of report (Date of earliest event reported)

                                   AT&T CORP.

               (Exact Name of Registrant as Specified in Charter)


     NEW YORK                       1-1105                     13-4924710
 (State or Other               (Commission File               (IRS Employer
   Jurisdiction                     Number)                Identification No.)
of Incorporation)



            295 North Maple Avenue, Basking Ridge, New Jersey 07920 (Address of Principal Executive Offices, including Zip Code)

                                 (908) 221-2000
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.


On May 29, 2002, Moody's Investors Service ("Moody's") lowered its ratings of long-term debt issued or guaranteed by AT&T to Baa2 from A3. Moody's also confirmed AT&T's short-term rating as Prime-2. Moody's ratings outlook for AT&T remains negative but AT&T is not currently on review for any additional downgrade by Moody's. On June 3, 2002, Fitch Ratings also downgraded AT&T's long-term debt rating to BBB+ from A-, with the rating remaining on Rating Watch Negative pending completion of the AT&T Comcast transaction. AT&T's long-term debt ratings remain BBB+ and CreditWatch with negative implications by Standard & Poor's Ratings Group ("Standard & Poor's"). Further ratings actions could occur at any time.

Any downgrade by either Standard & Poor's or Moody's increases, by one-quarter of one percent (0.25%) for each ratings notch downgraded by either agency, the interest rates paid by AT&T on approximately $10.1 billion of long-term debt, which would increase AT&T's interest costs by approximately $25 million per year for each such ratings notch downgrade by either rating agency. As a result, the Moody's downgrade referred to above will increase by one-half of one percent (.50%) the interest rates paid by AT&T on approximately $10.1 billion of long-term debt, which will increase AT&T's interest costs by approximately $50 million per year. Any ratings downgrade by Standard & Poor's would also increase such interest costs by one-quarter of one percent (0.25%) for each ratings notch downgrade.

In addition to the increased interest costs on the $10.1 billion offering referred to above, AT&T could incur increased costs in the replacement or renewal of its credit facility and refinancings of approximately $5 billion of debt through March 31, 2003. Assuming current market conditions and assumptions regarding the type of financing available, the additional annualized cost increases could approximate $100 million, although it is not possible to predict the actual amount of any such interest cost increase as a result of a rating notch downgrade. Additional ratings downgrades could result in greater interest rate increases for each notch downgrade. In addition, interest expense could be higher in subsequent periods than it otherwise would have been as additional maturing debt is replaced by debt with higher interest rate spreads due to the lower credit ratings. Also, in addition to interest rates, differences in credit ratings affect the amounts of indebtedness, types of financing structures and debt markets that may be available to AT&T.

As a result of the Moody's downgrade, AT&T will seek to replace or renegotiate all or a portion of its $8 billion 364-day term bank facility that expires in December 2002, since the facility (under which no amounts are currently drawn) currently provides among other things that AT&T could not consummate the AT&T Comcast transaction unless after giving effect thereto AT&T's long-term debt would be rated at least Baa1 by Moody's. In this regard, AT&T is currently in discussions with respect to a substitute facility with a group that includes affiliates of certain members of the underwriting syndicate for AT&T's pending equity offering, although there are no assurances with respect to the success of such negotiations.

Also, AT&T is a party to an approximately $200 million lease that contains a provision comparable to that set forth in the 364-day term bank facility. As a result, AT&T will be required to either renegotiate the terms of that lease or repay the lessor thereunder.

As previously disclosed, on May 10, 2002, AT&T Broadband Group filed a demand for arbitration against CSG Systems, Inc. before the American Arbitration Association. On May 30, 2002, CSG answered and submitted counterclaims against AT&T Broadband.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2002


                                AT&T CORP.


                                By:  /s/     Marilyn J. Wasser
                                     -------------------------------------
                                     Name:   Marilyn J. Wasser
                                     Title:  Vice President - Law and
                                               Secretary